Exhibit 99.2

United States Steel Corporation

Unaudited Pro Forma Condensed Combined Financial Information

On October 31, 2019, a wholly owned subsidiary of United States Steel Corporation (U. S. Steel) completed the first step in acquiring Big River Steel Holdings LLC and BRS Stock Holdco LLC (together with its affiliates, BRS), which operates a technologically advanced mini-mill with 3.3 million tons of steel making capacity in Osceola, Arkansas. In the first step of the acquisition, U. S. Steel purchased a 49.9% ownership interest, with a call option to acquire the remaining 50.1% within the next four years at an agreed-upon price formula. On December 8, 2020, U. S. Steel announced that U.S. Steel Holdco LLC, its wholly-owned subsidiary, notified Big River Steel Holdings LLC of its decision to exercise its right to acquire the remaining ownership interest in BRS (the acquisition) for approximately $773 million. The acquisition closed on January 15, 2021 and was paid in cash. Prior to the closing of the acquisition on January 15, 2021, U. S. Steel accounted for its investment in BRS under the equity method as control and risk of loss were shared among the BRS equity members.

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020. The unaudited pro forma condensed combined financial information includes the historical results of U. S. Steel and BRS after giving pro forma effect to the acquisition as described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. U. S. Steel’s actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The assumed accounting for the acquisition is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of BRS was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of the assets acquired and liabilities assumed of BRS, U. S. Steel used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that U. S. Steel believes are reasonable under the circumstances. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

United States Steel Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

			Transaction Accounting
	Historical		Adjustments
			Reclass		Pro Forma		Pro Forma
(Dollars in millions)	U. S. Steel	BRS	Adjustments		Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$1,696	$76	$-		$(723)	6(A)(O)	$1,013
					(36)	6(A)(H)
Receivables	996	-	126	5(A)	-		1,123
			1	5(B)
Trade accounts receivable	-	126	(126)	5(A)	-		-
Receivables - related Party	103	-	-		(3)	6(I)	100
Other accounts receivable	-	1	(1)	5(B)	-		-
Inventories	1,398	130	-		22	6(B)	1,550
Other current assets	51	5	-		-		56
Total current assets	4,244	338	-		(740)		3,842

Long-term restricted cash	89	-	149	5(C)	-		238
Restricted cash and cash equivalents	-	149	(149)	5(C)	-		-
Investments and long-term receivables	1,286	-	-		(661)	6(C)	555
					(70)	6(C)
Operating lease assets	225	-	-		-		225
Property, plant and equipment, net	5,430	1,798	-		82	6(D)	7,310
Intangibles - net	131	-	-		368	6(E)	499
Goodwill	-	-	-		1,186	6(F)	1,186
Deferred income tax benefits	21	-	-		-		21
Deferred financing costs, net	-	3	-		(3)	6(G)	-
Other noncurrent assets	305	21	-		-		326
Total assets	$11,731	$2,309	$-		$162		$14,202

Liabilities
Current liabilities:
Accounts payable and other accrued liabilities	$1,533	$-	$90	5(D)	$5	6(H)	$1,686
			25	5(E)	33	6(A)
Trade accounts payable	-	90	(90)	5(D)	-		-
Accounts payable - related party	113	-	-		(3)	6(I)	110
Accrued expenses	-	43	(25)	5(E)	-		-
			(18)	5(F)
Accrued interest payable	-	8	(8)	5(G)	-		-
Deferred income	-	17	(17)	5(H)	-		-
Current portion of long-term debt	262	21	-		-		283
Current operating lease liabilities	60	-	-		-		60
Other current liabilities	495	2	18	5(F)	44	6(J)	584
			8	5(G)
			17	5(H)
Total current liabilities	2,463	181	-		79		2,723
Noncurrent operating lease liabilities	174	-	-		-		174
Long-term debt, less unamortized discount and debt issuance costs	4,628	1,725	-		182	6(K)	6,535
Long-term debt, related parties, less unamortized deferred financing cots, net	-	102	-		-		102
Class C preferred units subject to mandatory redemption	-	354	-		(354)	6(O)	-
Deferred income	-	162	-		-		162
Employee benefits	543	-	-		-		543
Other long-term liabilities	-	22	(22)	5(I)	-		-
Deferred credits and other noncurrent liabilities	419	-	22	5(I)	(58)	6(L)	383
Deferred income taxes	-	10	-		(10)	6(M)	-
Total liabilities	8,227	2,556	-		(161)		10,622
Contingencies and commitments
Mezzanine equity - Class A common units	-	686	-		(686)	6(N)	-

Stockholders' and Members' Equity
Class C preferred units	-	7	-		(7)	6(N)	-
Class A common units	-	3	-		(3)	6(N)	-
Class B common units	-	398	-		(398)	6(N)	-
Receivable from members	-	(17)	-		17	6(A)(O)	-
Common stock	229	-	-		-		229
Treasury stock, at cost	(175)	-	-		-		(175)
Additional paid-in-capital	4,398	-	-		-		4,398
Accumulated deficit	(671)	(1,324)	-		1,324	6(N)	(595)
					(41)	6(H)
					117	6(C)
Accumulated other comprehensive loss	(332)	-	-		-		(332)

Total United States Steel Corporation stockholders' equity	3,449	(933)	-		1,009		3,525

Noncontrolling Interest	55	-	-		-		55
Total liabilities and stockholders' equity	$11,731	$2,309	$-		$162		$14,202

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

United States Steel Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months ended September 30, 2020

			Transaction Accounting
	Historical		Adjustments
			Reclass		Pro Forma		Pro Forma
(Dollars in millions)	U. S. Steel	BRS	Adjustments		Adjustments		Combined
Total Net Sales	$7,179	$701	$-		$(34)	6(I)	$7,846

Operating Expenses
Cost of sales	7,174	748	(107)	5(J)	(34)	6(I)	7,781
Selling, general and administrative expenses	199	30	-		3	6(J)	232
Depreciation, depletion and amortization	481	-	107	5(J)	3	6(D)	605
					14	6(E)
Loss from investees	78	-	-		(67)	6(P)	11
Asset impairment charges	263	-	-		-		263
Restructuring and other charges	130	-	-		-		130
Grant income	-	(12)	12	5(K)	-		-
Other income, net	(28)	-	(12)	5(K)	-		(40)
Total operating expenses	8,297	766	-		(81)		8,982

Loss before interest and income taxes	(1,118)	(65)	-		47		(1,136)

Interest expense	198	79	-		(11)	6(K)	266
Interest income	(6)	(1)	-		-		(7)
Loss on extinguishment of debt	-	36	-		-		36
Other financial (benefits) costs	(26)	(2)	-		40	6(Q)	12
Net periodic benefit (income) cost (other than service cost)	(22)	-	-		-		(22)
Net interest and other financial costs	144	112	-		29		285

Loss before income taxes	(1,262)	(177)	-		18		(1,421)
Income tax benefit	(48)	-	-		-		(48)
Net loss attributable to United States Steel Corporation	$(1,214)	$(177)	$-		$18		$(1,373)

Loss per common share
Basic	$(6.43)						$(7.27)
Diluted	$(6.43)						$(7.27)

Average common shares outstanding, in thousands
Basic	188,766						188,766
Diluted	188,766						188,766

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

United States Steel Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year ended December 31, 2019

			Transaction Accounting
	Historical		Adjustments
			Reclass		Pro Forma		Pro Forma
(Dollars in millions)	U. S. Steel	BRS	Adjustments		Adjustments		Combined
Total Net Sales	$12,937	$1,070	$-		$(18)	6(I)	$13,989

Operating Expenses
Cost of sales	12,082	1,098	(145)	5(L)	(18)	6(I)	13,039
					22	6(B)
Selling, general and administrative expenses	289	46	-		29	6(H)	421
					57	6(J)
Depreciation, depletion and amortization	616	-	145	5(L)	4	6(D)	783
					18	6(E)
Earnings from investees	(79)	-	-		(10)	6(P)	(89)
Gain on equity investee transactions	-	-	-		(117)	6(C)	(117)
Restructuring and other charges	275	-	-		-		275
Grant income	-	(16)	16	5(M)	-		-
Other income, net	(16)	-	(16)	5(M)	-		(32)
Total operating expenses	13,167	1,128	-		(15)		14,280

Loss before interest and income taxes	(230)	(58)	-		(3)		(291)

Interest expense	142	95	-		(14)	6(K)	223
Interest income	(17)	(2)	-		-		(19)
Amortization of beneficial conversion feature	-	215	-		-		215
Gain on extinguishment of debt	-	(215)	-		-		(215)
Other financial costs (income)	6	(4)	-		(7)	6(Q)	7
					12	6(H)
Net periodic benefit cost (other than service cost)	91	-	-		-		91
Net interest and other financial costs	222	89	-		(9)		302

Loss before income taxes	(452)	(147)	-		6		(593)
Income tax provision	178	9	-		-		187
Net loss attributable to United States Steel Corporation	$(630)	$(156)	$-		$6		$(780)

Loss per common share
Basic	$(3.67)						$(4.55)
Diluted	$(3.67)						$(4.55)

Average common shares outstanding, in thousands
Basic	171,418						171,418
Diluted	171,418						171,418

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1 – Basis of Presentation

In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Final Rule was effective on January 1, 2021. The unaudited pro forma condensed combined financial information is presented in accordance with the Final Rule.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical unaudited condensed consolidated balance sheet of U. S. Steel as of September 30, 2020 and the historical unaudited condensed combined balance sheet of BRS as of September 30, 2020, giving effect to the acquisition as if it had occurred on September 30, 2020 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 gives effect to the acquisition as if it had been completed on January 1, 2019 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared using U. S. Steel’s historical audited consolidated statement of operations for the year ended December 31, 2019 and BRS’s historical combined statement of operations and comprehensive loss for the year ended December 31, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was prepared using U. S. Steel’s historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020 and BRS’s historical unaudited condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2020.

Adjustments included in the column under the heading “Transaction accounting adjustments” in the pro forma unaudited condensed combined financial information depict the accounting for the acquisition required by U.S. GAAP. Transaction accounting adjustments reflect the application of required accounting to the acquisition, applying the effects of the acquisition of BRS to U. S. Steel’s historical financial information. Certain of BRS’ historical amounts have been reclassified to conform to U. S. Steel’s financial statement presentation, as discussed further in Note 5. The pro forma financial information should be read in conjunction with (1) U. S. Steel’s historical unaudited condensed consolidated financial statements and the notes thereto included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC on October 30, 2020; (2) the historical audited consolidated financial statements and the notes thereto included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on February 14, 2020; (3) BRS’ historical unaudited condensed combined financial statements as of and for the nine months ended September 30, 2020 and the notes thereto incorporated by reference within Exhibit 99.1 in this Form 8-K/A and (4) BRS’ historical audited combined financial statements as of and for the year ended December 31, 2019 and the notes thereto incorporated by reference within Exhibit 99.1 in this Form 8-K/A.

The acquisition will be accounted for using the acquisition method of accounting with U. S. Steel as the accounting acquirer and BRS as the accounting acquiree. The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. Certain valuations and assessments, including valuations of property, plant and equipment, U. S. Steel’s historical investment in BRS, intangible assets, long-term debt, and other long-term liabilities are in process. The estimated fair values assigned to the accompanying unaudited pro forma condensed combined financial information is preliminary and represent our current best estimate of fair value and are subject to revision as valuations and other information is finalized. Changes to the fair values of the assets and liabilities between the preliminary estimates and final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. U. S. Steel’s actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 – Reclassifications and Conforming Accounting Policies

At the current time, U. S. Steel is not aware of any material differences in accounting policies and financial statement classifications that would have a material impact on the pro forma financial information, except as noted below in Note 5.

U. S. Steel will continue to conduct a review of BRS’ accounting policies during its integration in an effort to determine if there are any material differences that require reclassification of BRS’ revenues, expenses, assets or liabilities to conform to U. S. Steel’s accounting policies and classifications. As a result of that review, U. S. Steel may identify further differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial information.

Note 3 - Estimated Purchase Price Consideration

Consideration of approximately $773 million consists of 50.1% of the agreed upon equity value of BRS as of October 31, 2019 ($684 million) plus 10% interest compounded annually beginning November 1, 2019 ($84 million) under the terms of the agreement and an estimated working capital adjustment ($5 million). Total cash consideration paid at the close of the acquisition was $723 million, which reflects a reduction of $50 million for amounts owed to BRS by the prior equity members, including $33 million of transaction related liabilities assumed and settlement of a $17 million receivable from members.

Note 4 - Estimated Consideration and Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of BRS are recorded at the acquisition date fair values and added to those of U. S. Steel. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. For the preliminary estimate of fair values of assets acquired and liabilities assumed of BRS, U. S. Steel used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. This preliminary purchase price allocation has been used to prepare the Transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined when U. S. Steel has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation is expected to be completed within the measurement period, as defined in Accounting Standard Codification 805, following the close of the acquisition and could differ materially from the preliminary allocation used in the Transaction accounting adjustments detailed below. The final allocation may include (1) changes in fair values of property, plant and equipment; (2) changes in the fair value of U. S. Steel’s historical investment in BRS; (3) changes in allocations to intangible assets, such as customer relationships, as well as goodwill; (4) changes to the fair value of long-term debt; and (5) other changes to assets and liabilities.

For purposes of this pro forma analysis, the above estimated consideration transferred has been allocated as follows based on a preliminary estimate of the fair value of assets and liabilities acquired (Dollars in millions):

Cash consideration	$723
Transaction related obligations assumed	50
Fair value of forward purchase commitment asset	10
Fair value of previously held equity interest	763
Total estimated fair value of consideration transferred	$1,546

Fair value of assets acquired:
Cash and cash equivalents	$76
Receivables	127
Inventories	152
Other current assets	5
Long-term restricted cash	149
Property, plant and equipment	1,880
Intangibles	368
Other noncurrent assets	21
Total assets acquired	2,778

Fair value of liabilities assumed:
Accounts payable and other accrued liabilities	115
Other current liabilities	89
Debt	1,928
Long-term debt, related parties	102
Deferred income	162
Deferred credits and other noncurrent liabilities	22
Total liabilities assumed	2,418

Total identifiable net assets	360
Goodwill	1,186
Net assets acquired	$1,546

The pro forma historical net asset adjustments as shown above are further described below in Note 6.

Note 5 - Reclassifications

The following reclassifications were made as a result of the acquisition to conform to U. S. Steel’s presentation:

Pro Forma Unaudited Condensed Combined Balance Sheet as of September 30, 2020:

A.	Reclassification of $126 million from Trade accounts receivable to Receivables;
B.	Reclassification of $1 million from Other accounts receivable to Receivables;
C.	Reclassification of $149 million from Restricted cash and cash equivalents to Long-term restricted cash;
D.	Reclassification of $90 million from Trade accounts payable to Accounts payable and other accrued liabilities;
E.	Reclassification of $25 million from Accrued expenses to Accounts payable and other accrued liabilities;
F.	Reclassification of $18 million from Accrued expenses to Other current liabilities;
G.	Reclassification of $8 million from Accrued interest payable to Other current liabilities;
H.	Reclassification of $17 million from Deferred income to Other current liabilities;
I.	Reclassification of $22 million from Other long-term liabilities to Deferred credits and other noncurrent liabilities;

Pro Forma Unaudited Condensed Combined Statement of Operations for the nine months ended September 30, 2020:

J.	Reclassification of $107 million from Cost of goods sold to Depreciation, depletion and amortization;

K.	Reclassification of $12 million from Grant income to Other income, net

Pro Forma Unaudited Condensed Combined Statement of Operations for the year ended December 31, 2019:

L.	Reclassification of $145 million from Cost of goods sold to Depreciation, depletion and amortization;

M.	Reclassification of $16 million from Grant income to Other income, net

Note 6 - Transaction accounting adjustments

The unaudited pro forma condensed combined financial information have been adjusted to reflect reclassifications of BRS' financial statements to conform to U. S. Steel’s financial statement presentation (as disclosed in Note 5), adjustments to historical book values of BRS to their preliminary estimated fair values in accordance with the acquisition method of accounting, the assumption of BRS’ debt and estimated direct transaction costs. Given U. S. Steel’s full valuation allowance on domestic deferred tax assets, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the statements of operations resulted in no income tax adjustment to the unaudited pro forma condensed combined financial information.

The Transaction accounting adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.

To reflect adjustments to the combined cash and cash cash equivalents balance including purchase consideration of $773 million, which has been reduced by $50 million to reflect amounts owed to BRS by the prior equity members, including $33 million of transaction related liabilities assumed and settlement of a $17 million receivable due from prior BRS equity members, for a total cash payment of $723 million at the closing of the acquisition. This adjustment also includes $36 million of transaction fees paid on the closing date of the acquisition.

B.	The adjustment steps up the unaudited condensed combined proforma balance sheet for BRS’ finished goods inventory by $22 million from the carrying value. The calculation of fair value is preliminary and subject to change. The fair value of raw materials was determined to approximate carrying value and the fair value for work in process was determined based on the estimated selling price of the inventory, less the remaining applicable manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The fair value for finished goods was determined based on the estimated selling price of the inventory, less the remaining selling costs and a normal profit margin on those selling efforts. The pro forma income statement for the year ended December 31, 2019 is also adjusted to increase cost of sales by the same amount as the inventory is expected to be sold within one year of the acquisition date.

C.

To eliminate U. S. Steel’s historical investment in BRS of $661 million and the historical U. S. Steel call option asset of $70 million as of September 30, 2020.

Under ASC 805, a step acquisition in which control of a business is obtained over time is accounted for as a business combination. The accounting guidance also requires that previously held equity interests be remeasured at fair value and any difference between the fair value and the carrying value of the equity interest held be recognized as a gain or loss on the statement of income. The fair value assigned to the previously held equity interest in BRS for purposes of calculating the gain or loss was determined using a weighted average of the income approach, based on a discounted cash flow methodology, and market approach. The resulting gain on remeasurement to fair value of the previously held equity interest in BRS of $117 million has been included as an adjustment to accumulated deficit in the unaudited pro forma condensed combined balance sheet and as a gain on equity investee transaction in the unaudited condensed combined statement of operations for the year ended December 31, 2019. The estimated related gain is based on U. S. Steel’s preliminary estimated fair value of its BRS investment and may differ materially once the final fair value is determined.

D.

To reflect the adjustment allocated to the estimated fair value of property, plant and equipment, net and the corresponding net increase to depreciation, depletion and amortization of $3 million and $4 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, for the incremental depreciation expense based on the fair value of property, plant and equipment. The estimated fair value of property, plant and equipment was determined using the cost approach and is based on preliminary estimates of fair value and may differ materially once the final fair value is determined.

Details of the adjustment are below:

(Dollars in millions)
Property, Plant and Equipment Pro Forma Adjustment	Historical Carrying Value	Fair Value	Pro Forma Adjustment	Life remaining
Land	$17	$19	$2	n/a
Site Improvements	35	35	-	17
Buildings and improvements	308	333	25	35
Machinery and equipment	766	829	63	14
Office furniture, fixtures and equipment	22	13	(9)	5
Computer hardware and software	11	11	-	8
Motor vehicles and equipment	-	1	1	4
Spare parts	67	67	-	n/a
Contruction in progress	572	572	-	n/a
	$1,798	$1,880	$82

E.

To record the estimated fair value of the customer relationships from the acquisition of $368 million, which were valued using the multi-period excess earnings method. Amortization expense of $14 million and $18 million for the acquired customer relationships have been reflected in the pro forma unaudited condensed combined statement of operations for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively. The acquired customer relationships have been amortized using a weighted average estimated useful life of approximately 20 years. The amortization of the customer relationships is recognized as depreciation, depletion and amortization. The amortization of the intangible assets is based on a straight-line amortization method as this represents management’s best estimate of the pattern of utilization for the intangible assets. U. S. Steel is still in process of evaluating the fair value of the intangible assets, and any resulting change in the fair value or estimated useful lives would have a direct impact to amortization expense. The estimated fair value of customer relationships is based on preliminary estimates of fair value and may differ materially once the final fair value is determined. For each $100 million increase or decrease in the fair value of definite-lived intangible assets assuming a weighted-average useful life of up to 20 years, annual amortization expense would increase or decrease by approximately $5 million.

F.

Goodwill, representing the excess of the purchase price over the fair value of the net assets to be acquired is estimated to be $1,186 million as presented in Note 4. This allocation is based on preliminary estimates and the final allocation may differ materially as changes to the initial valuation of consideration transferred or net assets acquired will be allocated to goodwill.

G.	Reflects the write-off of the historical BRS related Deferred financings costs, net.

H.

Reflects the accrual of transaction costs of $41 million related to the acquisition including, among others, fees paid for financial advisors, legal services, lender consents and professional accounting services. The costs are not reflected in the historical September 30, 2020 consolidated balance sheets of U. S. Steel and BRS, but are reflected in U. S. Steel’s unaudited pro forma condensed combined balance sheet as of September 30, 2020, as a $36 million decrease to Cash and cash equivalents which were paid at the close of the acquisition and a $5 million increase to Accounts payable and other accrued liabilities and an increase of $41 million to accumulated deficit. These transaction fees are reflected in the U. S. Steel Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2019, as an expense of $29 million within Selling, general and administrative expenses and $12 million within Other financial costs. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the acquisition.

I.

To eliminate $3 million of Receivables - related party and $3 million of Account payable – related party due from U. S. Steel to BRS in the historical September 30, 2020 consolidated balance sheets of U. S. Steel and BRS and $34 million and $18 million of Net sales and Cost of Sales for sales of steel products from BRS to U. S. Steel in the historical consolidated statement of operations of U. S. Steel and BRS for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

J.

To record an accrued liability of $44 million for compensation earned by BRS employees prior to the closing of the acquisition in accordance with the existing BRS Retention Bonus Plan. This amount is reflected as Selling, general and administrative expenses in the U. S. Steel Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2019. Additionally, there are ongoing retention awards that are earned in the two years subsequent to the acquisition date, which have been reflected as Selling, general and administrative expenses of $3 million and $13 million in the U. S. Steel Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

K.

Reflects an adjustment of $182 million to increase long-term debt to fair value, and the corresponding amortization of the premium as a reduction to interest expense of $11 million and $14 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. The estimated fair value of long-term debt is based on preliminary estimates of fair value and may differ materially once the final fair value is determined.

L.	To remove the liability included on U. S. Steel’s historical unaudited condensed consolidated balance sheet as of September 30, 2020 for put option ($57 million) and call option ($1 million) held by the BRS Class B common units that expired upon the exercise of U. S. Steel’s call option to acquire the 50.1% ownership interest in BRS.

M.

To reflect the deferred tax consequences of BRS becoming a subsidiary of U. S. Steel. Because BRS will be included in U. S. Steel's consolidated tax return following the acquisition, U. S. Steel has determined that this amount should be reduced to zero because this liability will be offset against U.S. Steel's gross deferred tax assets.

N.	To reflect the elimination of BRS’ historical members’ equity balance, including accumulated deficit and Class A common units.

O.

To reflect the settlement of the liability related to the Class C preferred units and the receivable from BRS’ equity members, included on BRS’ historical unaudited condensed combined balance sheet as of September 30, 2020, which was paid at the closing of the transaction.

P.

To remove U. S. Steel's historical portion of the equity in net loss related to U. S. Steel’s previously held 49.9% investment in BRS, which was recorded under the equity method of accounting of ($67) million and ($10) million in the historical consolidated statement of operations of U. S. Steel for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

Q.

To remove the mark to market impact of the change in the fair value included in U. S. Steel’s historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 related to the U. S. Steel call option and put and call options held by the BRS Class B common units.